Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 21, 2020
Registration Statement Nos. 333-228027 and 333-228027-07

*FULL PRICING DETAILS* $1.60bn ($1.48+bn Offered) TAOT 2020-C (TOYOTA PRIME AUTO LOAN)

JOINT LEADS: SMBC (Structuring), BNP, Mizuho, RBC
CO-MANAGERS: Commerzbank, UniCredit

CL	SIZE($MM)	OFFERED($MM)	WAL	M/S	P.WIN	E.FNL	L.FNL	BNCH	LAUNCH	YLD	CPN	PRICE
A-1	355.000	337.250	0.18	P-1/A-1+	1-6	01/21	08/21	IntL	-2	0.20159%	0.20159%	100.00000%
A-2	556.000	528.200	0.92	Aaa/AAA	6-18	01/22	02/23	EDSF	+12	0.364%	0.36%	99.99658%
A-3	516.000	490.200	2.16	Aaa/AAA	18-37	08/23	10/24	IntS	+23	0.444%	0.44%	99.99230%
A-4	133.000	126.350	3.41	Aaa/AAA	37-45	04/24	10/25	IntS	+34	0.575%	0.57%	99.98545%
B	40.000			****Not Offered***

-	Ticker	:	TAOT 2020-C	-	Pricing Speed	:	1.3% ABS - 5% Call
-	Registration	:	SEC Reg	-	First Pay Date	:	8/17/20
-	Expected Ratings	:	Moody's/S&P	-	Expected Settle	:	7/27/20
-	Expected Pricing	:	PRICED	-	ERISA Eligible	:	Yes
-	B&D	:	SMBC	-	Minimum Denoms	:	$1k x $1k

>> Available Information:
-	Preliminary Prospectus and Ratings Free Writing Prospectus (attached)
-	Intex CDI (attached)
-	Intexnet: smbctaot20c_upsize	Passcode: VV2U
-	Roadshow: www.netroadshow.com	Passcode: TAOT2020 (not case-sensitive)

>> CUSIPS:
Al	:	89237VAE9
A2	:	89237VAA7
A3	:	89237VAB5
A4	:	89237VAC3
B	:	89237VAD1

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting edgar on the SEC web site at https://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-833-240-3184 or you may e-mail a request to siasg@smbcnikko-si.com.